Exhibit (a)(10)

October 21, 2009

Dear Option Holders of Aspect Medical Systems, Inc.:

As you know, on September 28, 2009, we announced that Aspect Medical Systems, Inc. (“Aspect”) entered into a merger agreement (the “Merger Agreement”) with United States Surgical Corporation and Transformer Delaware Corp., each an indirect wholly owned subsidiary of Covidien plc. The Merger Agreement provides for the acquisition by Transformer Delaware Corp. of Aspect common stock at a price of $12.00 per share in cash, without interest thereon, less any applicable withholding and transfer taxes pursuant to a tender offer followed by a second-step merger of Transformer Delaware Corp., with and into Aspect, with Aspect surviving as a wholly owned subsidiary of United States Surgical Corporation.

Under the terms of the Merger Agreement, each outstanding option to purchase Aspect common stock, whether vested or unvested, that is outstanding immediately prior to the time at which the merger becomes effective will become fully vested and cancelled as of immediately prior to such effective time in exchange for the right to receive a cash payment equal to the product of (i) the excess, if any, of $12.00 over the exercise price per share of such option, and (ii) the number of shares issuable under the option, without interest thereon, less any applicable withholding and transfer taxes.

For example, if you hold an option to purchase 100 shares of common stock at an exercise price of $5.00 per share, you would receive a payment of $700.00 (derived from multiplying 100 shares by $7.00 per share), without interest thereon, less any applicable withholding and transfer taxes, for this option. Any option with an exercise price per share equal to or greater than $12.00 will be cancelled for no payment.

Depending in part on the number of shares of Aspect’s common stock tendered as of the expiration of the tender offer, the closing of the merger could occur as early as November 6, 2009 or, under certain circumstances, may not occur until as late as March 26, 2010, or possibly later.

Please note that, in order to ensure an orderly closing, we will not accept any stock option exercises delivered after 4:00 p.m. (Eastern Standard Time) on Monday, November 2, 2009, unless we notify you that this deadline has been extended. Accordingly, if you wish to exercise your options prior to the closing of the merger, you must do so before this deadline.

Note that you do not need to exercise your options in order to receive the payment described above for the shares of Aspect common stock underlying your options in connection with the closing of the merger.

We encourage you to consult with your personal tax, accounting and legal advisors regarding the treatment of your stock options under the terms of the Merger Agreement.

The attached notice describes in more detail the treatment of Aspect options in the proposed merger. If you have any questions, please contact Kelley Forrest at (617) 559-7110.

Warmest regards,

Nassib Chamoun

President and Chief Executive Officer

TO ENSURE COMPLIANCE WITH TREASURY DEPARTMENT CIRCULAR 230, YOU ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF FEDERAL TAX ISSUES IN THIS DOCUMENT IS NOT INTENDED OR WRITTEN TO BE RELIED UPON, AND CANNOT BE RELIED UPON, BY ANY TAXPAYER FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED UNDER THE INTERNAL REVENUE CODE; (B) SUCH DISCUSSION

IS BEING USED IN CONNECTION WITH THE PROMOTION OR MARKETING (WITHIN THE MEANING OF CIRCULAR 230) OF THE TRANSACTIONS OR THE MATTERS ADDRESSED HEREIN; AND (C) THE TAXPAYER SHOULD SEEK ADVICE BASED ON THE TAXPAYER’S PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

NOTICE TO HOLDERS OF OPTIONS TO PURCHASE

COMMON STOCK OF ASPECT MEDICAL SYSTEMS, INC.

TO THE HOLDERS OF OPTIONS TO PURCHASE SHARES OF COMMON STOCK, PAR VALUE $0.01 PER SHARE (“Common Stock”), OF ASPECT MEDICAL SYSTEMS, INC. (the “Company”), GRANTED PURSUANT TO THE COMPANY’S

Amended and Restated 1991 Stock Option Plan

1998 Stock Incentive Plan, as amended

Amended and Restated 1998 Director Equity Incentive Plan

2001 Stock Incentive Plan, as amended

AND OPTION AGREEMENTS ISSUED PURSUANT TO SUCH PLANS (the “Options”).

NOTICE IS HEREBY GIVEN that the Company has entered into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of September 27, 2009, with United States Surgical Corporation (“USSC”) and Transformer Delaware Corp. (the “Purchaser”). In accordance with the Merger Agreement, the Purchaser has commenced a tender offer to purchase all of the outstanding shares of Common Stock at a price of $12.00 per share in cash (the “Offer Consideration”), without interest thereon, less any applicable withholding and transfer taxes, and, subject to the terms of the Merger Agreement, the Purchaser will subsequently merge with and into the Company, with the Company surviving as a wholly owned subsidiary of USSC (the “Merger”).

In accordance with the terms of the Merger Agreement, each Option to purchase shares of Common Stock, whether vested or unvested, that is outstanding immediately prior to the effective time of the Merger (the “Effective Time”) will become fully vested and be cancelled immediately prior to the Effective Time in exchange for the right to receive a lump sum cash payment equal to $12.00 less the exercise price per share for the Option multiplied by the number of shares issuable under the Option (each, a “Cashed-Out Option”). In the event an Option has an exercise price per share equal to or greater than $12.00, the Option will be cancelled, and have no further force or effect, without any consideration being payable in respect thereof.

Under the Merger Agreement, payments with respect to each Cashed-Out Option are payable by Purchaser or USSC within ten business days following the Effective Time.

The cash lump sum amount in respect of Cashed-Out Options will be delivered to holders of such Options without interest thereon, net of any applicable withholding and transfer taxes, including income and employment taxes.

Holders of Options do not need to take any action to receive the payments described in this notice. Please call Kelley Forrest at (617) 559-7110 with any questions. The information in this notice is qualified in its entirety by the terms of the Merger Agreement filed by the Company with the Securities and Exchange Commission (“SEC”) on September 28, 2009 as an exhibit to the Company’s Current Report on Form 8-K and in the Tender Offer Solicitation/Recommendation Statement filed by the Company on Schedule 14D-9 on October 8, 2009 (the “Schedule 14D-9”). You may obtain a copy of the Merger Agreement and Schedule 14D-9 through the SEC’s website at http://www.sec.gov. Each Option holder should carefully read the Merger Agreement and Schedule 14D-9 for additional information and details about the Merger and the treatment of Options. Each Option holder is encouraged to consult with his or her personal tax, accounting and legal advisors regarding the treatment of Options under the terms of the Merger Agreement.

TO ENSURE COMPLIANCE WITH TREASURY DEPARTMENT CIRCULAR 230, YOU ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF FEDERAL TAX ISSUES IN THIS DOCUMENT IS NOT INTENDED OR WRITTEN TO BE RELIED UPON, AND CANNOT BE RELIED UPON, BY ANY TAXPAYER FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED UNDER THE INTERNAL REVENUE CODE; (B) SUCH DISCUSSION IS BEING USED IN CONNECTION WITH THE PROMOTION OR MARKETING (WITHIN THE MEANING OF CIRCULAR 230) OF THE TRANSACTIONS OR THE MATTERS ADDRESSED HEREIN; AND (C) THE TAXPAYER SHOULD SEEK ADVICE BASED ON THE TAXPAYER’S PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

Exercises of Options prior to the Effective Time

Note that the Company will not accept exercises of Options after 4:00 p.m. (Eastern Standard Time) on Monday, November 2, 2009, unless this date is subsequently modified by the Company. For Company executive officers, directors and certain designated employees, you must coordinate the exercise of your vested Options (subject to the Company’s pre-clearance requirements) by contacting Kelley Forrest of the Company at (617) 559-7110. As a reminder, you can never trade in Company securities while you possess material, nonpublic information.